EXHIBIT 10.4

2013 ROWAN COMPANIES PLC INCENTIVE PLAN

(Effective April 26, 2013)

[2013-2015] PERFORMANCE UNIT AWARD NOTICE

1.	Grant of Performance Units. Pursuant to Annex 2 to the 2013 Rowan Companies plc Incentive Plan (the “Plan”), upon and subject to the conditions described in this Performance Unit Award Notice (this “Notice”) and Annex 2 to the Plan, Rowan Companies plc, a public limited company incorporated under English law (the “Company”), hereby grants to ________________ (the “Participant”), effective as of [insert date] (the “Grant Date”), a number of Performance Units equal to ______ Performance Units (the “Grant”), with respect to the three (3)-year performance period commencing [January 1, 2013] (the “Performance Period”). The Grant is intended to qualify as “qualified performance-based compensation” within the meaning of Code Section 162(m). All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

2.	Performance Unit Value; Other Terms. The target value of each Performance Unit shall be $100 (the “Per Unit Value”). Schedule A attached hereto sets forth the manner in which the Performance Units shall vest and be paid to the Participant in cash based on the Company’s performance, including the applicable performance goals and the actual cash payout value of the Performance Units (including the value of each Performance Unit at threshold, target and maximum) that may be earned based upon the attainment of such performance goals during the Performance Period.

3.	Incorporation of the Plan. References in this Notice to the Plan shall be taken to mean Annex 2 to the Plan. The Plan is hereby incorporated herein by this reference. In the event of any conflict between the terms of this Notice and the Plan, the terms of the Plan shall control.

4.	Vesting Schedule.

a)	Subject to Sections 4(b) and (c) below and to the Participant’s continued Employment through the Three-Year Vesting Date (as defined below), the Grant shall vest on the third (3rd) anniversary of the Grant Date (the “Three-Year Vesting Date”) and shall be valued based on the level of attainment of the performance goals as of the Three-Year Vesting Date, as certified in writing by the Committee in accordance with the requirements of Code Section 162(m), subject to adjustment as provided in Schedule A.

b)	Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Three-Year Vesting Date and (A) (i) such termination occurs by reason of Retirement (as defined below), (ii) the Participant provides the Company with at least thirty (30) days’ notice prior to such Retirement, (iii) the Participant executes such restrictive covenant agreements (including, without limitation, non-compete agreements) as the Company may in its discretion require, and (iv) the Grant Date set forth above is more than six (6) months prior to the date on which the Participant’s Employment terminates by reason of Retirement, or (B) such termination occurs by reason of the Participant’s death or Disability (as defined below), then, in any case, the Performance Units shall become fully vested upon such termination of Employment (to the extent not then-vested) (any date on which such accelerated vesting occurs, the “Accelerated Vesting Date”). If the Employment of the Participant terminates prior to the Three-Year Vesting Date for any reason other than due to Retirement, death or Disability, the Grant shall be forfeited in its entirety without consideration therefor, unless determined otherwise by the Committee.

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For purposes of this Notice, (X) “Retirement” of an Employee shall have occurred if, as of the Employee’s date of termination of Employment, the Employee (i) has attained at least sixty (60) years of age and (ii) has completed at least five (5) consecutive years of service as an Employee to the Company or an Affiliate thereof; and (Y) “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months, receiving disability benefits under the applicable disability plan of the Company (or of an Affiliate); provided, that, notwithstanding anything herein to the contrary, to the extent necessary to comply with the requirements of Section 409A of the Code, “Disability” shall have the meaning set forth in Section 409A of the Code. Determination of the date of termination of Employment by reason of Retirement or Disability and the satisfaction of the requirements for Retirement or Disability, as applicable, shall be based on such evidence as the Committee may require and a determination by the Committee of such date of termination and satisfaction shall be final and controlling on all interested parties.

c)	Notwithstanding anything herein to the contrary, in the event of a Change in Control, subject to the Participant’s continued Employment through the date of such Change in Control, the greater of (i) the target value of the Performance Units granted hereby or (ii) the value of the Performance Units based on the then-expected level of attainment of the applicable performance goals as of the date of the Change in Control, as determined by the Committee in accordance with Schedule A, shall become fully vested immediately prior to the Change in Control.

5.	establishment of Accounts. The Company shall maintain an appropriate bookkeeping record (the “Account”) that from time to time will reflect the Participant’s name, the target value of Performance Units granted to the Participant and the value of the Performance Units that vest and are earned by the Participant in accordance with Schedule A, as determined by the Compensation Committee. The target value of the Performance Units granted hereby shall be credited to the Participant’s Account effective as of the Grant Date and thereafter adjusted as provided in Schedule A.

6.	Amount of Payment. The amount of the payout of the Performance Units (if any) will be finally determined on the earlier to occur of (a) the Three-Year Vesting Date and (b) a Change in Control and, in either case, will be based on the level of attainment of the performance goals set forth on Schedule A as of such date.

7.	Time and Form of Payment; Forfeiture. Payment to the Participant of amounts due hereunder shall be made in cash on the earlier to occur of: (i) the consummation of a Change in Control that constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) and (ii) the Three-Year Vesting Date (such event, the “Distribution Date”). The Company shall distribute such amounts to the Participant on or within ten (10) days after the Distribution Date; provided, that any such distribution made pursuant to clause (i) above shall be made or deemed made immediately preceding and effective upon the occurrence of such “change in control event.” For the avoidance of doubt, payment of any amounts due in respect of any Performance Units that vest on an Accelerated Vesting Date in accordance with Section 4(b) above shall not be made until the amount of the payout of the Performance Units (if any) is finally determined in accordance with Section 6 above. Upon termination of the Participant’s Employment for any reason (other than a termination due to Retirement, death or Disability pursuant to Section 4(b) above) prior to the Distribution Date, all Performance Units subject to the Grant (whether or not then vested) shall be forfeited immediately upon termination. For clarity, any Performance Units that vest on an Accelerated Vesting Date in accordance with Section 4(b) above shall be paid to the Participant on or following the Distribution Date in accordance with this Section 7.

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8.	Adjustment. The Participant acknowledges and agrees that the Performance Units are subject to adjustment upon certain events as set forth in the Plan.

9.	Transfer of Performance Units. The Performance Units and all rights granted hereunder shall not be (i) assignable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order or (ii) subject to any encumbrance, pledge or charge of any nature. Any purported assignment, pledge, attachment, sale, transfer, encumbrance or other charge of the Performance Units in violation of this Section 9 shall be void and of no force or effect. Without limiting the generality of the foregoing, the Performance Units shall be subject to the restrictions on transferability set forth in Section 10.8 of the Plan (“Transferability”).

10.	Certain Restrictions. By accepting the Grant granted under this Notice, the Participant acknowledges that he or she will enter into such written representations, warranties and notices and execute such documents as the Company may request in order to comply with the terms of this Notice or the Plan, or securities laws or any other applicable laws, rules or regulations, or as are otherwise deemed necessary or appropriate by the Company and/or the Company’s counsel.

11.	Recoupment. Notwithstanding any provision of this Notice to the contrary, the Participant acknowledges that the Committee may, in its sole discretion and in accordance with the terms of the Plan:

a)	recoup from the Participant all or a portion of the cash paid under this Notice if the Company’s reported financial or operating results are materially and negatively restated within five (5) years of the payment of such amounts; and

b)	recoup from the Participant if, in the Committee’s judgment, the Participant engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the cash paid under this Notice within five (5) years of such conduct.

In addition, to the extent determined by the Company in its discretion to be applicable to the Participant and/or the Grant, the Grant shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements.

12.	Code Section 409A; No Guarantee of Tax Consequences. The Grant is intended to be compliant with Code Section 409A and the provisions hereof shall be interpreted and administered consistently with such intent. Notwithstanding any provision of the Plan or this Notice to the contrary, if at any time the Committee determines, in its sole discretion, that the Grant (or any portion thereof) may not be compliant with Code Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to provide for either the Performance Units to be exempt from the application of Code Section 409A or to comply with the requirements of Code Section 409A; provided, however, that this Section 12 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. The Company makes no commitment or guarantee to the Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Notice.

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13.	Employment Relationship. For purposes of this Notice, the Participant shall be considered to be in the Employment of the Company or an Affiliate thereof as long as the Participant is actively providing services as an Employee to the Company or an Affiliate thereof. In the event the Participant ceases to be in the Employment of the Company or an Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), unless otherwise provided in this Notice or another written agreement between the Company and the Participant or otherwise determined by the Committee, no portion of the Grant which has not become vested as of the date the Participant ceases to actively provide services as an Employee shall thereafter become vested. For the avoidance of doubt, the vesting of the Grant (including the period during which the Grant may vest) will not be extended by any notice period that occurs in connection with the termination of the Participant’s Employment (e.g., the Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any).

Any question as to whether and when there has been a termination of the Participant’s Employment shall be based on such evidence as the Committee may require and a determination by the Committee as to the date of such termination of Employment shall be final and controlling on all interested parties.

14.	Responsibility for Taxes. The Participant acknowledges that, regardless of any action by the Company or, if different, the Participant's employer (the “Employer”), the ultimate liability for all United Kingdom and/or United States federal, state, local and other taxes, foreign taxes, income taxes, social insurance taxes, payroll taxes, fringe benefits taxes, payments on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (collectively, the “Tax-Related Items”) is and remains the sole responsibility of the Participant's and is not the responsibility of the Company or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Grant, including, but not limited to, the grant, vesting or payment of the Performance Units and the payment of cash in respect of the Performance Units, and (ii) are under no obligation to structure the terms of the Grant or any other aspect of the Grant to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, the Participant acknowledges that, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Company and/or the Employer may withhold or account for Tax-Related Items in more than one jurisdiction.

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The Participant acknowledges and agrees that the Company and the Employer shall have the right to require the Participant to satisfy all obligations relating to the Tax-Related Items by one or a combination of the following, as determined in the discretion of the Company and the Employer

(a)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(b)	withholding an appropriate amount of cash payable in respect of vested Performance Units;

Notwithstanding anything herein to the contrary, unless the Company determines otherwise, any withholding obligations relating to the Tax-Related Items will be satisfied by reducing the amount of cash payable to the Participant in respect of the Grant. The Participant acknowledges and agrees that the Company and the Employer shall have the authority and the right to deduct or withhold, or to require the Participant to pay to the Company or the Employer, as applicable, an amount sufficient to satisfy all Tax-Related Items that arise in connection with the Grant.

For Participants subject to tax in the United Kingdom, if payment or withholding of the income tax due in connection with the Grant is not made within ninety (90) days of any event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to the Employer, effective on the Due Date. The loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to herein or otherwise permitted under the Plan. Notwithstanding anything herein to the contrary, if the Participant is a Director or an “executive officer” (within the meaning of Section 13(k) of the Exchange Act), the Participant shall not be permitted to make any payment in respect of the Grant (including any payment of income tax liability), or to continue any extension of credit with respect to any such payment, with a loan from the Company or arranged by the Company in violation of Section 13(k) of the Exchange Act. In the event the Participant is such a director or executive officer and the income tax due is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax (and national insurance contributions (“NICs”), to the extent applicable) will be payable. The Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to herein or otherwise permitted under the Plan. The Participant will also be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

15.	Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Notice and any other grant materials by and among the Company, the Employer and any of their respective Affiliates (collectively, the “Company Group”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company Group may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company Group, details of any Performance Units or any entitlement to Shares or Awards awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, “Data”).

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The Participant understands that Data will be transferred to such Plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of Data may be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her human resources representative. The Participant authorizes the Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative. Further, the Participant is providing his or her consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her Employment status or service and career with any entity in the Company Group will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant the Performance Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant’s refusal or withdrawal of his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant may contact his or her human resources representative.

16.	Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to this Notice, the Grant, or the Participant’s current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.	Nature of Grant. In accepting the Grant, the Participant acknowledges, understands and agrees that:

a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b) the Grant is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units or any other Awards, or benefits in lieu thereof, regardless of whether Performance Units or other Awards have been granted to the Participant in the past;

c) all decisions with respect to grants of future Performance Units or other Awards, if any, will be made in the sole discretion of the Company.

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d) the Grant and the Participant's participation in the Plan shall not (i) confer upon the Participant or create any right to continue in Employment or other service with any entity in the Company Group, (ii) be interpreted as forming an Employment or service contract with any entity in the Company Group, or (iii) interfere with the rights of any entity in the Company Group, which rights are hereby expressly reserved, to terminate the Participant's Employment or other service;

e) the Participant is voluntarily participating in the Plan;

f) neither the Grant nor the cash payable in respect thereof is intended to replace any pension rights or compensation;

g) the Grant and the cash payable in respect thereof are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long service awards, pension or retirement or welfare benefits or similar payments;

h) no claim or entitlement to compensation or damages shall arise from forfeiture of the Grant resulting from the Participant's termination of Employment or other service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or engaged or the terms of the Participant's employment or other service agreement, if any), and in consideration of the Grant to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against any entity in the Company Group, waives his or her ability, if any, to bring any such claim, and releases all entities in the Company Group from any such claim. Notwithstanding the foregoing, if any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

i) except as otherwise provided in the Plan or determined by the Committee in its discretion, neither the Grant nor any rights under this Notice create any entitlement to have the Grant or any such rights transferred to, or assumed by, another company or exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

j) if the Participant is employed outside the United States, (i) the Grant and the cash payable in respect thereof are not part of normal or expected compensation for any purpose; and (ii) no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts payable to the Participant in respect thereof.

18.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, the grant, vesting and/or payment of the Grant. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

19.	Amendment and Termination. Except as otherwise provided in the Plan or this Notice, no amendment of this Notice or the Grant that adversely affects the Participant’s rights hereunder in any material respect or termination of this Notice shall be made by the Company without the consent of the Participant.

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20.	Successors and Assignees; Binding Effect. The Company may assign any of its rights under this Notice to single or multiple assignees. Subject to the restrictions on transfer set forth herein, this Notice shall be binding upon and inure to the benefit of any assignees of or successors to the Company, the Participant and all persons lawfully claiming under the Participant.

21.	Governing Law. This Notice shall be governed by, and construed in accordance with, the laws of the United States and the State of Texas, without regard to conflict of laws principles, except to the extent that the Act or the laws of England and Wales mandatorily apply.

22.	Severability. In the event that any provision of this Notice shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Notice, and this Notice shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

23.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grant to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.	Waiver. A waiver by the Company of breach of any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach of any other provision of this Notice by the Participant or any other person.

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan and this Notice. The Participant has reviewed the Notice and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions and/or interpretations of the Committee upon any questions arising under the Plan or relating to the Grant.

[Name]

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Schedule A to Performance Unit Award Notice

You have been granted Performance Units (“PUs”) as of [ grant date ], each of which has a grant date target value of $100. The cash amount ultimately payable for each vested PU granted, if any, is linked to the Company’s relative total shareholder return (“TSR”) over the 2013 - 2015 period. Such amount would be payable upon the applicable Distribution Date (as defined in the Performance Unit Award Notice), and may be anywhere from $0 to $200 per PU, depending on the Company’s TSR ranking during the three (3)-year performance period commencing January 2, 2013 and ending December 31, 2015 (the “Performance Period”) relative to a group of peer companies (the “Peer Group”). The Peer Group currently consists of Atwood, Diamond Offshore, Ensco, Noble Corp, Seadrill and Transocean, but may be modified as deemed necessary by the Committee.

While there will be no payout until the PUs vest and the Distribution Date occurs, you will be notified of the PU notional value after the end of each year occurring during the Performance Period as follows:

January 1, 2013 – December 31, 2013 – 25% of PU value measured

January 1, 2014 – December 31, 2014 – 25% of PU value measured

January 1, 2015 – December 31, 2015 – 25% of PU value measured

January 1, 2013 – December 31, 2015 – remaining 25% of PU value measured

Each value determined above will not be subject to further adjustment, except as permitted by the terms of the Plan (as defined in the Performance Unit Award Notice) and only to the extent such adjustment would not cause the PUs to fail to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m)(4)(C). As an example, if the Company’s TSR ranked at the top of the Peer Group for the 2013 period, the 25% of PU value for the 2013 calendar year occurring during the Performance Period would vest and be measured at $50 (200% of the 25% potential value). If you are still employed with the Company on the Distribution Date (or otherwise eligible to receive such amount pursuant to the terms of the Performance Unit Award Notice), you would receive this value (in cash) upon the Distribution Date (and in any event in accordance with the terms set forth in the Performance Unit Award Notice). If the Company’s 2014 TSR ranked at the bottom of the Peer Group, the 25% of PU value for the 2014 calendar year occurring during the Performance Period would vest and be measured at $0, though no change would be made the value measured for the 2013 calendar year.

TSR is calculated with respect to each year occurring during the Performance Period for the Company as the result of dividing (a) the average closing price of a Share during the last twenty-five (25) trading days of the applicable year (plus any dividends paid per Share by the Company during the applicable year), less the average closing price of a Share during the twenty-five (25) trading days immediately preceding the year, by (b) the average closing price of a Share during the twenty-five (25) trading days immediately preceding the year. TSR is calculated with respect to each year occurring during the Performance Period for the companies in the Peer Group on the same basis as TSR is calculated for the Company. The Company’s TSR will be interpolated between the peer ranked immediately above the Company and the peer ranked immediately below the Company. If the Company is at the bottom of the Peer Group for any year of the Performance Period, there will be no cash value attributable to that year.

The following chart demonstrates the PU value (as a percentage of target) for each level of performance, and illustrates the slope of the payout line.

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RDC Performance Rank	7th	6th	5th	4th	3rd	2nd	1st
Unit Value	0	33%	67%	100%	133%	167%	200%

By way of explanation, if the Company is the fourth (4th) in the Peer Group in terms of TSR during each year of the Performance Period and for the full three (3)-year Performance Period, the PUs granted would (to the extent such PUs vest) be paid out at target, or $100 per PU (payable in cash).

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